Filed Pursuant to 424(b)(3)
                                                      Registration No. 333-70676

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

             SECOND SUPPLEMENT TO PROSPECTUS DATED DECEMBER 2, 2002

                   ___________________________________________

          THIS SECOND SUPPLEMENT AMENDS AND SUPPLEMENTS THE PROSPECTUS,
  DATED DECEMBER 2, 2002, AS SUPPLEMENTED AND AMENDED BY THE FIRST SUPPLEMENT,
                            DATED SEPTEMBER 20, 2005

                   ___________________________________________

         This Second Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. References to the Prospectus, include the Prospectus, dated September 20, 2005, and all supplements and amendments thereto.

         As described in the Prospectus, Perma-Fix Environmental Services, Inc. (the "Company") has registered the offer and sale from time to time of up to 17,931,966 shares of the Company's common stock by the individuals and entities named in the table beginning on page 22 of the Prospectus under the section entitled "SELLING STOCKHOLDERS."

         As disclosed in the Prospectus, the Company issued to the FM Grandchildren's Trust (the "Trust") a warrant, dated July 30, 2001, to purchase up to 42,857 shares of common stock that are covered by the Prospectus. In July 2006, the Trust notified the Company that the Trust assigned the warrant to Whitehall Properties, LLC. This Second Supplement supplements and amends the Selling Stockholders table beginning on page 22 of the Prospectus by (a) adding Whitehall Properties as a Selling Stockholder, and (b) reducing the offering and beneficial ownership information applicable to the Trust to account for the assignment of the warrant. The number of shares of common stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholders listed below, the Selling Stockholders table beginning on page 22 of the Prospectus remains unchanged.

                                                                                COMMON STOCK
                                                                             BENEFICIALLY OWNED
                                   COMMON STOCK                                AFTER OFFERING
                                BENEFICIALLY OWNED    COMMON STOCK         ----------------------
    SELLING STOCKHOLDER          PRIOR TO OFFERING    BEING OFFERED          NUMBER    % OF CLASS
----------------------------    ------------------    -------------        ---------   ----------
The F.M. Grandchildren Trust                42,857           42,857             -           *
Whitehall Properties, LLC                   42,857           42,857 (17)        -           *

*  Less than 1.0%.

(17) The shares listed are issuable under a Unit Warrant, the terms of which are described under "Private Placement; Unit Warrants; and Placement Agent Warrants" beginning on page 14 of the Prospectus.

        THE DATE OF THIS SECOND AMENDMENT TO PROSPECTUS IS JULY 17, 2006.